As filed with the Securities and Exchange Commission on August 29, 1996
                                     Registration No._____________
__________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              _____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               __________________

                           LONE STAR INDUSTRIES, INC.
               (Exact name of issuer as specified in its charter)

               Delaware                      13-0982660
    (State or other jurisdiction of        (I.R.S. Employer
     incorporation or organization)        Identification No.)

300 First Stamford Place, P. O. Box 120014, Stamford, CT  06912-0014
       (Address of Principal Executive Offices)        (Zip Code)

LONE STAR INDUSTRIES, INC.
VOLUNTARY DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
(Full Title of the plan)

_______________________

JAMES W. LANGHAM
Vice President, General Counsel and Secretary

                           LONE STAR INDUSTRIES, INC.
300 First Stamford Place, P. O. BOX 120014
Stamford, CT  06912-0014
                     (Name and address of agent for service)

                           (203) 969-8600
Telephone number, including area code, of agent for service

                         CALCULATION OF REGISTRATION FEE

____________________________________________________________________________
                                     Proposed    Proposed
     Title of                         maximum    maximum
     securities          Amount      offering    aggregate    Amount of
       to be             to be       price per   offering   registration
     registered          registered    share       price       fee
________________________________________________________________________
Common Stock, par
value $1 per share        50,000     $31.375(1)  $1,568,750     $541
________________________________________________________________________
(1) Calculated pursuant to Rule 457(c) and (h) based on the average high and low sales price of the stock on August 23, 1996



PART I


INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS


     The Section 10(a) prospectus is not being filed with the Securities and Exchange Commission as part of this registration statement.


PART II


INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The following documents which are on file with the Securities and Exchange Commission are incorporated in this registration statement by reference.

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-06124) filed pursuant to
          Section 13(a) of the Securities Exchange Act of 1934 (the
          "Act").

     (b) All other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Act since the end of the year covered by the document referred to in (a) above.

     (c) A description of the Company's common stock and related common stock purchase rights contained in registration statements on Form 8-A (File No. 1-06124) filed under the Act, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a) and
(c), 14 and 15(d) of the Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     Legal Opinion - the validity of the shares of common stock to be offered hereunder has been passed upon for the Company by James W. Langham, Vice President, General Counsel and Secretary of the Company.

     As of August 29, 1996, Mr. Langham had options to acquire 25,000 shares of common stock of the Company at $21.50 per share; options for 12,500 of such shares being exercisable on that date.

Item 6.   Indemnification of Directors and Officers.

     The Company's By-laws and Article SEVENTH of the Company's Amended and Restated Certificate of Incorporation provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. In addition, Article SIXTH of the Company's Amended and Restated Certificate of Incorporation eliminates or limits personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.
In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     In addition, the Company's directors and officers reimbursement and liability insurance provides for indemnification of the directors and officers of the Company against certain liabilities. By contracts, the Company has agreed to indemnify directors and certain executive officers against certain liabilities. Bank trust funds formed by the Company in 1988 and 1994 may be used to pay legal and other expenses of directors arising out of their Company activities pursuant to claims by them under their indemnification contracts with the Company. The rights of directors to receive payments for indemnified claims are not limited by the amount of money in this fund.

Item 7.   Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

     4.1 Indenture, dated as of March 29, 1994, between Lone Star Industries, Inc. and Chemical Bank, as Trustee, relating to 10% Senior Notes Due 2003 of Lone Star Industries, Inc. (incorporated herein by reference to Exhibit 4A of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994).

     4.2 Warrant Agreement, dated April 13, 1994, between Lone Star Industries, Inc. and Chemical Bank, as Warrant Agent (incorporated herein by reference to Exhibit 4B of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994).

     4.3 Financing Agreement, dated as of April 13, 1994 (the "Financing Agreement"), among Lone Star Industries, Inc., its subsidiary, New York Trap Rock Corporation, and The CIT Group/Business Credit, Inc. (incorporated herein by reference to Exhibit 4C of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994).

     4.3(i) Amendment No. 1, dated as of March 24, 1995, to the Financing Agreement (incorporated herein by reference to Exhibit 4C(i) of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

     4.3(ii) Second Amendment, dated as of November 14, 1995, to the Financing Agreement (incorporated herein by reference to Exhibit 4.3(ii) of the Registrant's
               Annual Report on Form 10-K for the year ended December
               31, 1995).

     4.3(iii) Third Amendment, dated as of December 11, 1995, to the Financing Agreement (incorporated herein by reference to Exhibit 4.3(iii) of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).

     4.4 Rights Agreement, dated as of November 10, 1994, between Lone Star Industries, Inc. and Chemical Bank (incorporated herein by reference to the Registrant's Form 8-A, dated November 17, 1994).

     4.5       Lone Star Industries, Inc. Voluntary Deferred
               Compensation Plan for Non-Employee Directors
               (incorporated herein by reference to Annex B to the Company's 1996 definitive Proxy Statement).

     5. Opinion of James W. Langham, Vice President, General Counsel and Secretary of Lone Star Industries, Inc. Filed with this Registration Statement.

     23(A). Consent of Coopers & Lybrand L.L.P. Filed with this Registration Statement.

     23(B). Consent of James W. Langham is contained in his opinion filed as Exhibit 5.

     24. Power of Attorney authorizing signature (included on signature pages hereto).

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Act that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                            SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, Lone Star Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on August 22, 1996.


                                   LONE STAR INDUSTRIES, INC.


                                   By: /s/ James W. Langham
                                           JAMES W. LANGHAM
                                           Vice President


          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James W. Langham and William E. Roberts, and each of them, his attorney-in-fact, with full power of substitution, for him in all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, or their substitutes, may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


     Signatures          Title or Capacity                  Date



/s/ David W. Wallace     Director, Chairman of the     August 22, 1996
    DAVID W. WALLACE     Board and Chief Executive
                         Officer (Principal Executive
                         Officer)



/s/ William E. Roberts   Vice President, Chief Finan-  August 22, 1996
    WILLIAM E. ROBERTS   cial Officer, Treasurer and
                         Corporate Controller (Principal
                         Financial and Accounting Officer)



/s/  James E. Bacon      Director                      August 22, 1996
     JAMES E. BACON



/s/ Theodore F. Brophy   Director                      August 22, 1996
    THEODORE F. BROPHY



                         Director                      August   , 1996
   ARTHUR B. NEWMAN



/s/ Allen E. Puckett     Director                      August 22, 1996
    ALLEN E. PUCKETT



     Signatures          Title or Capacity                  Date



/s/ Robert G. Schwartz   Director                      August 22, 1996
    ROBERT G. SCHWARTZ



/s/ William M. Troutman  Director, President and       August 22, 1996
    WILLIAM M. TROUTMAN  Chief Operating Officer



/s/ Jack R. Wentworth    Director                      August 22, 1996
    JACK R. WENTWORTH




        INDEX OF EXHIBITS TO FORM S-8 REGISTRATION STATEMENT
                    OF LONE STAR INDUSTRIES, INC.




     5. Opinion of James W. Langham, Vice President, General Counsel and Secretary of Lone Star Industries, Inc. Filed with this Registration Statement.

     23(A). Consent of Coopers & Lybrand L.L.P. Filed with this Registration Statement.